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                         October 4, 2022

       David P. Singelyn
       Chief Executive Officer
       American Homes 4 Rent
       23975 Park Sorrento
       Suite 300
       Calabasas, California 91302

                                                        Re: American Homes 4
Rent
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 18,
2022
                                                            File No. 001-36013

       Dear David P. Singelyn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Michael McTiernan